Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments No. 1 & 48 to the Registration Statements on Form N-6, No. 333-232463 & 811-04602 of Flexible Premium Variable Universal Life Insurance Contract of our report dated February 13, 2020 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 27, 2020 with respect to the financial statements of Thrivent Variable Insurance Account B, which appear in such Registration Statement.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 27, 2020